Vanguard Russell 2000 Index Fund
Vanguard Russell 2000 Value Index Fund
Vanguard Russell 2000 Growth Index Fund

Supplement to the Prospectuses and Summary Prospectuses
Dated December 21, 2012

Prospectus and Summary Prospectus Text Changes

The following replaces similar text under the heading "Investment Advisor":

Portfolio Manager
Michael D. Eyre, CFA, CPA, Portfolio Manager. He has managed the Fund since October 2013.

Prospectus Text Changes
The following replaces similar text for the Russell 2000 Index Funds under the heading Investment Advisor:

Michael D. Eyre, CFA, CPA, Portfolio Manager. He has been with Vanguard since 2002; has worked in investment management since 2006; has managed investment portfolios since 2010; and has managed the Russell 2000 Index, Russell 2000 Value Index, and Russell 2000 Growth Index Funds since October 2013. Education: B.S., Villanova University.

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2013 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 3348 102013